UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 29, 2007

Conexant Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24923	25-1799439

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4000 MacArthur Boulevard, Newport Beach, California	92660

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	949-483-4600

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in a Current Report on Form 8-K filed by the Company on November 17, 2006, on November 15, 2006, the Compensation and Management Development Committee of the Board of Directors (the “Committee”) of Conexant Systems, Inc. (the “Company”) awarded Lewis C. Brewster, the Company’s Executive Vice President and General Manager, Broadband Media Processing, a performance share award (the “Award”) pursuant to the Company’s 2001 Performance Share Plan covering 200,000 shares of Company common stock. The Award is an incentive award designed to promote the performance of the Company’s Broadband Media Processing business unit. The Committee also established criteria to be used to determine the vesting for the Award.

On June 29, 2007, to reflect certain changes in the Broadband Media Processing business, the Committee modified the vesting terms and criteria of the Award such that the Award may now vest, in whole or in part, based upon achievement of certain revised levels of Broadband Media Processing revenue during 2008 and 2009. The Committee also awarded Mr. Brewster a cash bonus of $150,000, which is subject to repayment if Mr. Brewster voluntarily terminates his employment, or if his employment is terminated by the Company for “cause” (as defined in the Employment Agreement dated as of February 27, 2004 between the Company and Mr. Brewster), in either event prior to January 1, 2009.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONEXANT SYSTEMS, INC.
By:	/s/ Dwight W. Decker

	Name: Title:	Dwight W. Decker Chairman and Chief Executive Officer

Date: July 6, 2007